EXHIBIT 23.3
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March 24, 1998


Board of Directors
Carnegie Savings Bank
17 West Mall Plaza
Carnegie, Pennsylvania 15106


Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro") in the Form AC Application for Conversion of Carnegie Savings Bank, Carnegie, Pennsylvania, and any amendments thereto, in the Form SB-2 Registration Statement of Carnegie Financial Corporation and any amendments thereto, and in the Application H-(e)l-S for Carnegie Financial Corporation. We also hereby consent to the use of our firm's name and the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription
rights  in  such  filings   including  the  Prospectus  of  Carnegie   Financial
Corporation.


                                    Very Truly Yours,


                                    /s/Kenneth G. Emerson
                                    Kenneth G. Emerson, CPA

Liberty Corner, New Jersey
March 24, 1998